EXHIBIT 99.1


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                                  PRESS RELEASE
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       Inmark Enterprises, Inc. o One Plaza Road o Greenvale, NY 11548 o
                        516-625-3500 o Fax: 516-625-3575

For Immediate Release

Date:        December 9, 1997
Contact:     Donald A. Bernard
Phone:       516-625-3500
Fax:         516-625-3575


             INMARK ENTERPRISES, INC. TO ACQUIRE OPTIMUM GROUP, INC.

December 9, 1997 (New York) -- Inmark Enterprises, Inc. (Nasdaq-IMKE) announced today that it has entered into an agreement to acquire Cincinnati, Ohio based Optimum Group, Inc. for approximately $15 million in a combination of cash, notes and common stock in addition to the assumption of certain liabilities of Optimum. Under the terms of the agreement, the business of Optimum will continue under the Optimum name with its existing management and other personnel and Thomas E. Lachenman, President and Chief Executive Officer of Optimum will join the Inmark Board of Directors. Inmark expects that the operations of Optimum will add to its income and be accretive to its earnings per share.

The transaction is subject to completion of financing, due diligence and audited financial statements of Optimum and is currently expected to close during Inmark's fourth quarter ending March 31, 1998.

Optimum Group, Inc., founded in 1973 as a graphic design company, has emerged as a successful marketing and visual communications business, having been ranked in the top fifteen for the last three years by PROMO Magazine in their ranking of the top 100 promotion companies in the United States. Optimum provides marketing, sales and promotion, creative, graphic and new interactive media services to clients in varied industries. Optimum assists its clients in identifying the best and most complete solution for their business communication needs. It applies leading edge visual communications technology, and serves as a one-stop shop resource for strategic planning, creative development, production and implementation of communication strategies.


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Press Release
December 9, 1997
Page 2




John P. Benfield, President and Chief Executive Officer of Inmark Enterprises, Inc. has stated that "the acquisition of Optimum Group, Inc. is part of a strategy to acquire profitable valued-added companies with services complementary to those of Inmark which will provide clients access to fully integrated marketing and sales promotion services".

Inmark Enterprises, Inc. is a marketing and sales promotion company which designs, develops and implements sales, marketing and promotional programs primarily for consumer product client companies. The Company assists its clients in realizing product recognition and sales by providing promotional programs at both national and local levels, which are created to address identified trade, sales and consumer needs.

Any statements contained in this news release regarding expected financial results and other planned events are forward-looking statements, subject to uncertainties and risks, including, but not limited to, the demand for and implementation of Inmark's and Optimum's services, and the ability of the Company to successfully implement its strategies, each of which may be impacted, among other things, by economic and or competitive conditions.

Inmark Enterprises, Inc.'s common stock is currently traded over-the-counter on the Nasdaq SmallCap Market under the IMKE trading symbol.